Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

COEPTIS THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value (2)	457(o)	6,527,000	$7,114,430 (1)	$1,050.09
	Equity	Warrants (2)(3)	457(g)
	Equity	Pre-Funded Warrants (3) (4)	457(g)
	Equity	Placement Agent Warrants (3)	457(g)
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Warrants	457(o)	4,000,000	$5,440,000 (2)	$802.94
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Pre-Funded Warrants	457(o)	1,223,000	$122.30 (4)	$0.02
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Placement Agent Warrants (5)	457(o)	120,000	$168,000	$24.80
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Underwriter Warrants (6)	457(o)	210,000	262,500	$38.75

	Total Offering Amounts				$12,985,052.30	$1,916.59
	Total Fees Previously Paid					$0
	Total Fee Offsets					$0
	Net Fee Due					$1,916.59

(1)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price. Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Company’s Common Stock quoted on the Nasdaq Capital Market on November 13, 2023.
(2)	Consists of 4,000,000 shares of the Company’s Series A and Series B Warrants issuable upon exercise of such warrants that were issued to stockholders in connection with the Securities Purchase Agreement, which are registered for issuance on this Registration Statement. Each such warrant is exercisable for one share of the Company’s Common Stock at an exercise price of $1.36 per share.
(3)	No fee pursuant to Rule 457(g) of the Securities Act.
(4)	The proposed maximum aggregate offering price of the Common Stock is the exercise price of the Pre-Funded Warrant which is priced a $0.0001 per Pre-Funded Warrant share.
(5)	We have agreed to issue to the Placement Agent warrants to purchase shares of common stock representing up to 6% of the common stock and pre-funded warrants issued in the offering. The Placement Agent Warrants are exercisable at a per share exercise price equal to $1.40 per share.
(6)	In the June 2023 Offering, we had agreed to issue to the Underwriter Warrants to purchase shares of common stock at a per share exercise price equal to $1.20 per share.
(7)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.